Exhibit 99.1

Key Energy Services, Inc.

News Release

For Immediate Release:

Contact: John Daniel

Wednesday, April 6, 2005

(432) 620-0300

KEY ENERGY 6 3/8% NOTES AND 8 3/8% NOTES CONSENT TO

EXTENSION OF REPORTING PERIODS

MIDLAND, TX, April 6, 2005 — Key Energy Services, Inc. (NYSE: KEG) today announced that the holders of at least a majority of the Company’s 6 3/8% Senior Notes due 2013 and 8 3/8% Senior Notes due 2008 (collectively, the “Notes”) have executed a letter of consent (the “Letter of Consent”) to amend the indentures governing the Notes (the “Indentures”).  The Letter of Consent extends the periods within which the Company must file annual and quarterly reports for 2003, 2004 and 2005.

As a result, the Company, the Company’s subsidiary guarantors of the Notes and the trustee all have executed and delivered supplemental indentures, pursuant to which certain covenants have been amended to waive (i) until May 31, 2005, any and all defaults or events of default that may arise from the Company’s noncompliance with the reporting requirements specified in the Indentures for the 2003 fiscal year, (ii) until July 31, 2005, any and all defaults or events of default that may arise from the Company’s noncompliance with the reporting requirements specified in the Indentures for the 2004 fiscal year and for the first three fiscal quarters of 2004, and (iii) until August 31, 2005, any and all defaults or events of default that may arise from the Company’s noncompliance with the reporting requirements specified in the Indentures for the first two fiscal quarters of 2005.

In consideration of the consents, the Company has agreed to pay $3.75 for each $1,000 in principal amount of the Notes to all holders of record on March 31, 2005 ($1.6 million in the aggregate) as a result of the delay in its financial reporting for the years ended December 31, 2003 and December 31, 2004.  In addition, the Company has agreed to pay all bondholders $1.25 for each $1,000 in principal amount of the Notes ($531,250 in the aggregate) on the 1st day of each month for which the reporting covenants have not been satisfied with respect to filings for the 2004 fiscal year and first three quarters of 2004, beginning May 1, 2005.  As previously disclosed, the Company does not expect to file the 2004 filings before June 1, 2005, so it will incur at least the $531,250 monthly fee due on both May 1, 2005 and June 1, 2005.

6 Desta Drive, Midland, TX 79705

Further, on July 1, 2005 the Company will make an additional one-time consent payment to the bondholders equal to $1.25 per $1,000 principal amount of the Notes ($531,250 in the aggregate) if the Company has not filed its First Quarter 2005 Form 10-Q with the SEC prior to July 1, 2005, and the Company will make an additional one-time consent payment to the bondholders equal to $1.25 per $1,000 principal amount of the Notes ($531,250 in the aggregate)  if the Company has not filed both the First Quarter 2005 Form 10-Q and the Second Quarter 2005 Form 10-Qs with the SEC prior to August 10, 2005.  As previously disclosed, the Company does not expect to file the First Quarter 2005 10-Q before July 1, 2005, so it will incur at least the $531,250 fee due on July 1, 2005.

Finally, in the event the Company has not filed its Form 10-K for the year ended December 31, 2003 by April 30, 2005, the Company has agreed to pay on May 1, 2005 a one-time additional consent fee of $3.75 for each $1,000 in principal amount of the Notes ($1.6 million in the aggregate) to all bondholders.  This payment would be in addition to the fee described above that would be payable on that date with respect to the filing delay with respect to the Form 10-K for the year ended December 31, 2004.  All payments, which become due, will be paid to the holders of record as of March 31, 2005, regardless of any subsequent transfer of the securities.

The Company has also agreed to continue its reporting of monthly selected financial information until such time that it is current with all financial filings with the SEC.  Additionally, the Company will continue to hold periodic conference calls to update its operations and if necessary, the restatement process.

Key Energy Services, Inc. is the world’s largest rig-based well service company. The Company provides oilfield services including well servicing, contract drilling, pressure pumping, fishing and rental tools and other oilfield services. The Company has operations in all major onshore oil and gas producing regions of the continental United States and internationally in Argentina and Egypt.

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on current expectations, estimates and projections about the Company, the Company’s industry, management’s beliefs and certain assumptions made by management.  Whenever possible, the Company has identified these “forward-looking statements” by words such as “expects”, “believes”, “anticipates” and similar phrases.  Readers are cautioned that any such forward-looking statements are not guarantees of future performance or the results of the ongoing review and restatements and are subject to certain risks, uncertainties and assumptions that are difficult to predict, including, but not limited to: the impact of the Company’s current restatement process on its results for prior and current periods; uncertainties surrounding the restatement process, including the timing and amount of the restatements; the risk of possible changes in the scope and nature of, the time required to complete, the issuance of audit opinions on the Company’s prior year financial statements and the audit of the Company’s 2003 financial statements; risks affecting activity levels for rig hours, including demand for the Company’s services and pricing; the impact of professional and other costs related to the restatement process, SEC investigation and pending litigation; the risks that the Company may not be able to complete the restatement process and audit and file 2003 financial statements before May 31, 2005; that it may not be able to complete its financial statements for the fiscal year 2004 and the first three quarters of 2004 by July 31, 2005, that it may not be able to complete its financial statements for the first two quarters of 2005 by August 31, 2005, and that if it fails to meet any of the deadlines, the Notes can be declared in default unless the Company obtains additional waivers; the impact of the payments of fees to the holders of the Notes in consideration of the waivers on the Company’s financial condition and liquidity; the risk that the Company will not be able to obtain additional waivers from the lenders under its revolving credit facility in the event it is unable to issue its financial statements for 2003, 2004 and the first two quarters of 2005 on or before the dates established in the March 2005 bank waiver, which could thereby result in a default under that indebtedness. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements.  Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.  Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.